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                                 LOAN AGREEMENT

                         DATED AS OF DECEMBER 11, 1997

                                    BETWEEN

                           STARTT ACQUISITION, INC.,
                                  AS BORROWER,

                                      AND

                CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC,
                                   AS LENDER



            *******************************************************


                  TENDER OFFER FOR ALL OF THE COMMON STOCK OF,
                                AND MERGER WITH,

                              STARRETT CORPORATION



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                               Table of Contents

                                                                          Page


ARTICLE I. DEFINITIONS....................................................  2
         SECTION 1.01. DEFINED TERMS......................................  2
         SECTION 1.02. OTHER DEFINITIONAL PROVISIONS...................... 11

ARTICLE II. THE LOAN...................................................... 11
         SECTION 2.01. THE LOAN; THE COMMITMENT........................... 11
         SECTION 2.02. THE NOTE........................................... 12
         SECTION 2.03. VOLUNTARY PREPAYMENTS.............................. 12
         SECTION 2.04. MANDATORY REPAYMENT................................ 12
         SECTION 2.05. FEES............................................... 12
         SECTION 2.06. INTEREST........................................... 12
         SECTION 2.07. FUNDS; MANNER OF PAYMENT........................... 13
         SECTION 2.08. ILLEGALITY......................................... 14
         SECTION 2.09. INCREASED COSTS, ETC............................... 14
         SECTION 2.10. TAXES.............................................. 15
         SECTION 2.11. COMPENSATION....................................... 17
         SECTION 2.12. APPLICATION OF PAYMENTS, ETC....................... 18
         SECTION 2.13. INABILITY TO DETERMINE LIBO RATE................... 18

ARTICLE III. REPRESENTATIONS AND WARRANTIES............................... 18
         SECTION 3.01. AS OF THE DOCUMENTATION DATE....................... 18
         SECTION 3.02. AS OF THE FIRST BORROWING DATE..................... 20
         SECTION 3.03. AS OF THE SECOND BORROWING DATE.................... 21

ARTICLE IV. CONDITIONS PRECEDENT.......................................... 22
         SECTION 4.01. CONDITIONS TO DOCUMENTATION DATE................... 22
         SECTION 4.02. CONDITIONS TO THE FIRST BORROWING DATE............. 22
         SECTION 4.03. CONDITIONS TO SECOND BORROWING DATE................ 24

ARTICLE V. COVENANTS OF BORROWER.......................................... 25
         SECTION 5.01. COVENANTS.......................................... 25

ARTICLE VI. EVENTS OF DEFAULT............................................. 27
         SECTION 6.01. EVENTS OF DEFAULT.................................. 27

ARTICLE VII. MISCELLANEOUS................................................ 29
         SECTION 7.01. AMENDMENTS AND WAIVERS, ETC........................ 29

                                       i

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         SECTION 7.02. NOTICES............................................ 29
         SECTION 7.03. NO WAIVER; CUMULATIVE REMEDIES..................... 29
         SECTION 7.04. SURVIVAL OF REPRESENTATIONS AND WARRANTIES......... 30
         SECTION 7.05. PAYMENT OF EXPENSES, ETC........................... 30
         SECTION 7.06. SUCCESSORS, TRANSFEREES AND ASSIGNS................ 30
         SECTION 7.07. RIGHT OF SET-OFF................................... 32
         SECTION 7.08. COUNTERPARTS....................................... 32
         SECTION 7.09. HEADINGS DESCRIPTIVE............................... 32
         SECTION 7.10. SEVERABILITY....................................... 32
         SECTION 7.11. INTEGRATION........................................ 32
         SECTION 7.12. GOVERNING LAW...................................... 32
         SECTION 7.13. SUBMISSION TO JURISDICTION; VENUE, ETC............. 32
         SECTION 7.14. INDEMNITY.......................................... 33
         SECTION 7.15. NO FIDUCIARY RELATIONSHIP; NO JOINT VENTURE........ 35
         SECTION 7.16. FUTURE RESTRUCTURING............................... 35
         SECTION 7.17. WAIVERS OF JURY TRIAL.............................. 36


APPENDIX A - Notice Information and Wire Instructions

EXHIBITS

Exhibit A - Form of Documentation Date Certificate
Exhibit B - Form of First Borrowing Date Certificate
Exhibit C - Form of Second Borrowing Date Certificate
Exhibit D - Form of Opinion of Counsel
Exhibit E - Form of Note
Exhibit F - Form of Amended and Restated Loan Agreement

                                       ii

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                                 LOAN AGREEMENT

         LOAN AGREEMENT, dated as of December 11, 1997 ("Loan Agreement"), between STARTT ACQUISITION, INC., a New York corporation ("Borrower"); and CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, a Delaware limited liability company ("Lender").

                              W I T N E S E T H :

         WHEREAS, Borrower and Starrett Corporation, a New York corporation ("Starrett") are parties to an Agreement and Plan of Merger dated October 16, 1997 (the "Merger Agreement"); and

         WHEREAS, pursuant to the Merger Agreement, Borrower and Starrett agreed that Borrower would make a tender offer (the "Tender Offer") to purchase all of the issued and outstanding shares of common stock of Starrett, par value $1.00 per share (the "Starrett Common Stock") at a price of $12.25 per share; and

         WHEREAS, pursuant to the Merger Agreement, and subject to the consummation of the Tender Offer and the satisfaction of certain conditions precedent, Borrower will be merged with and into Starrett, with Starrett being the surviving corporation after the merger (the "Merger"); and

         WHEREAS, upon consummation of the Merger, (i) each share of Starrett Common Stock immediately outstanding prior to the Merger not otherwise acquired pursuant to the Tender Offer shall convert into a right of the holder thereof to receive $12.25 in cash per share (the "Merger Consideration"); and (ii) each share of the capital stock of Borrower outstanding immediately prior to the Merger (other than shares entitled to statutory appraisal rights), shall convert into one share of common stock of Starrett, as the surviving corporation of such Merger, par value $1.00 per share; and

         WHEREAS, in order to fund a portion of the consideration to be paid as part of the consummation of the Tender Offer and the Merger, Borrower has requested Lender to make two advances to Borrower in an aggregate amount not to exceed the Commitment (as herein defined), and Lender has agreed, subject to the terms and conditions hereof, to advance such funds to Borrower.

         NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE
 I. DEFINITIONS

         SECTION 1.011. DEFINED TERMS. As used in this Loan Agreement, the following terms shall have the following meanings (to be equally applicable to both the singular and plural forms thereof):

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         "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote five percent (5%) or more of the securities or other equity interests having ordinary voting power for the election of directors or other managing body of such Person or
(b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Amended and Restated Loan Agreement" shall mean the Amended and Restated Loan Agreement substantially in the form of Exhibit F, as it may be from time to time amended, modified or supplemented.

         "Amroc Party" shall mean any of (A) any corporation, partnership, limited liability company or other entity which Marc Lasry controls either directly or indirectly or is under the common control either directly or indirectly of Amroc Investments Inc.; (B) Marc Lasry, any spouse, parent, grandparent, sibling, lineal or adoptive descendant of Marc Lasry or any spouse of any such descendant or sibling; (C) a trust for the benefit of any of the persons or entities described in the foregoing clauses (A) or (B); (D) any entity that is controlled by any of the Persons referred to in the foregoing clauses (A) or (B); or (E) any natural Person employed by Amroc Investment Inc. in an executive capacity.

         "Argent Party" shall mean any of (A) any corporation, partnership, limited liability company or other entity which Andrew S. Penson controls either directly or indirectly or is under the common control either directly or indirectly of Argent Ventures LLC; (B) Andrew S. Penson, any spouse, parent, grandparent, sibling, lineal or adoptive descendant of Andrew S. Penson or any spouse of any such descendant or sibling; (C) a trust for the benefit of any of the persons or entities described in the foregoing clauses (A) or (B); (D) any entity that is controlled by any of the Persons referred to in the foregoing clauses (A) or (B); or (E) any natural Person employed by Argent Ventures LLC in an executive capacity.

         "Blackacre" shall mean Blackacre Capital Management Corp., a Delaware Corporation.

         "Blackacre Party" shall mean any (A) corporation, partnership, limited liability company or other entity which Stephen Feinberg, Jeffrey B. Citrin, Cerebrus Partners, L.P. or Blackacre Capital Partners, L.P. or any of them, controls or over which any of the foregoing exercise investment management authority, either directly or indirectly, or is under the common control or common investment management authority, either directly or indirectly, of Cerebrus Partners, L.P. or Blackacre Capital Partners, L.P.; or (B) any entity that is controlled by or controls or is under common control with any of the Persons described in clause (A) above.

         "Borrower" shall have the meaning set forth in the preamble hereof.

                                       2

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         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which The New York Stock Exchange, Inc. or commercial banks in New York City are authorized or required by law, rule, regulation or executive order to close.

         "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation) and any and all securities convertible or exchangeable for rights to subscribe, warrants or options for purchase of any of the foregoing.

         "Certificate of Exemption" shall have the meaning set forth in Section 2.10(f).

         "Change in Control" shall mean (i) the Principal Parties, either individually or in the aggregate, shall cease for any reason to have direct or indirect "beneficial ownership" (as such ownership is determined pursuant to Rule 13d-3(a) of the Exchange Act) of fifty one percent (51%) or more of the Capital Stock of Parent, free and clear of any Lien; (ii) the Managing Member shall cease for any reason to be the managing member of Parent; (iii) Lawrence Ruben and/or Richard Ruben or any Person controlled by either of them shall cease to be the managing member of the Managing Member; or (iv) Parent shall cease for any reason to have exclusive beneficial ownership of one hundred percent (100%) of all of the Capital Stock of Borrower, free and clear of all Liens.

         "Claim" shall have the meaning set forth in Section 7.14(c).

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Commitment" shall mean an amount equal to $66,000,000.

         "Commitment Letter" shall mean the letter agreement dated October 16, 1997 between Parent and Lender.

         "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Default" shall mean any of the events specified in Section 6.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Default Rate" shall mean the rate per annum equal to the sum of (i) the rate of interest otherwise payable on the principal amount of the Loan (including the Margin) without giving effect to the provisions of Section 2.06(e) and (ii) four percent (4%).

                                       3

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         "Documentation Date" shall mean the date of this Loan Agreement, provided that each of the conditions precedent set forth in Section 4.01 shall have been satisfied or otherwise waived, in each case as determined in the sole discretion of Lender.

         "Documentation Date Certificate" shall mean the Documentation Date Certificate, substantially in the form of Exhibit A.

         "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

         "Effective Time" shall mean the "Effective Time" as such term is defined in Section 2.02 of the Merger Agreement.

         "Eurodollar Business Day" shall mean a Business Day on which banks in the City of London, England are open for interbank or foreign exchange transactions.

         "Event of Default" shall mean any of the events specified in Section 6.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Fee Letter" shall mean the letter agreement dated as of December 8, 1997 between Parent and Lender.

         "Financing Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

         "First Borrowing" shall have the meaning set forth in Section
2.02(b)(i).

         "First Borrowing Commitment" shall mean an amount equal to $64,320,241.30.

         "First Borrowing Date" shall mean the date, which shall be a Business Day, on which each condition precedent set forth in Section 4.02 shall have been satisfied or otherwise waived, in each case as determined by Lender in its sole discretion.

         "First Borrowing Date Certificate" shall mean the First Borrowing Date Certificate executed and delivered by an authorized representative of Borrower, substantially in the form of Exhibit B.

         "Foreign Lender" shall have the meaning set forth in Section 2.10(f).
                                       4

         "GAAP" shall mean generally accepted accounting principles in the United States of America.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranty Obligation" shall mean as to any Person (the "guaranteeing Person"), any obligation of (i) the guaranteeing Person or (ii) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing Person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (4) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the lower of (I) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (II) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

         "Indebtedness" shall mean with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person,
(d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all Guaranty Obligations of such Person, (f) all Financing Leases of such Person, (g) all liabilities of such Person under any Interest Rate Protection Agreements, (h) all obligations of such Person as an account party in respect of letters of credit issued for the account of such Person, and (i) all obligations of such Person to pay a specified

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purchase price for goods or services whether or not delivered or accepted,
i.e., take-or-pay and similar obligations, provided, that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

         "Indemnified Person" shall mean Lender, each Affiliate of Lender and each of their respective successors, assigns, officers, directors, employees, counsel, servants, agents and other representatives.

         "Interest Accrual Period" shall mean, (i) with respect to the first Payment Date, the period commencing from (and including) the date of the First Borrowing and to (and including) the last day of the calendar month preceding the month in which such Payment Date occurs, and (ii) in the case of each other Payment Date, the period from (and including) the first day of the calendar month immediately preceding the calendar month in which such Payment Date occurs to (and including) the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs.

         "Interest Payment" shall mean with respect to each Payment Date, interest accrued on the unpaid principal amount of the Loan during the immediately preceding Interest Accrual Period, less any interest prepaid during such immediately preceding Interest Accrual Period pursuant to Section 2.03 or 2.04.

         "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate cap or collars or any other interest rate hedging arrangement, to or under which Borrower is a party or beneficiary.

         "Investments" shall mean any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or making of any other investment in a Person.

         "Lender" shall have the meaning set forth in the preamble hereof and, unless the context otherwise requires, shall include any and all successors thereof by operation of law and any Transferees thereof.

         "LIBO Rate" shall mean, with respect to the relevant Interest Accrual Period, the rate per annum (rounded upwards, if necessary, to the nearest one-hundredth (1/100) of one percent (1%)) reported, with respect to the initial Interest Accrual Period, at 11:00 a.m. London time on the First Borrowing Date (or if such date is not a Eurodollar Business Day, the immediately preceding Eurodollar Business Day), and thereafter, at 11:00 a.m. London time on the date two (2) Eurodollar Business Days prior to the first day of the applicable Interest Accrual Period on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the non-reserve adjusted London Interbank Offered Rate for U.S. dollar deposits having a thirty (30) day term and in an amount of $1,000,000 or more (or on such other page as may replace Telerate Page 3750 on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying such rate, all as determined by Lender in its sole but good faith discretion). In the event that (i) more than one such LIBO Rate is provided, the average of such rates shall apply or (ii) no such LIBO Rate is published, then the LIBO Rate shall be determined from such comparable financial reporting company as Lender in its sole but good faith discretion shall determine. The LIBO Rate for any Interest Accrual Period shall be adjusted from time to time, by increasing the rate thereof to compensate the Lender for any aggregate reserve requirements (including, without limitation, all basic, supplemental, marginal and other reserve requirements and taking into account any transitional adjustments or other scheduled changes in reserve requirements to the extent the same are actually in effect during any Interest Accrual Period) which are required to be maintained by Lender with respect to "Eurocurrency liabilities" (as presently defined in Regulation D) of the same term under Regulation D, or any other regulations of a Governmental Authority having jurisdiction over Lender of similar effect. The LIBO Rate shall be determined in accordance with this definition by Lender or its designee.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

         "Litigation" shall mean any litigation, proceeding (including, without limitation, any governmental proceeding or arbitration proceeding), claim, lawsuit and/or investigation (including, without limitation, any environmental litigation, proceeding, claim, lawsuit and/or investigation) pending or threatened against or involving Borrower, Parent or any Affiliate thereof or any of their respective businesses or operations.

         "Loan" shall mean the aggregate amounts advanced by Lender to Borrower on the First Borrowing Date and the Second Borrowing Date, if applicable.

         "Loan Agreement" shall mean this Loan Agreement, as amended, supplemented or otherwise modified from time to time.

         "Loan Documents" shall mean, collectively, this Loan Agreement, the Note and the Fee Letter.

         "Loan Party" shall mean each of Borrower and Parent.

         "Losses" shall have the meaning set forth in Section 7.14(a).

         "Managing Member" shall mean LR Startt, LLC, a Delaware limited liability company.

         "Margin" shall mean 3.50%

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         "Maturity Date" shall mean the earlier of the Effective Time
(provided, that in the event each of Lender and Borrower shall have each executed and delivered the Amended and Restated Loan Agreement, the Maturity Date shall be deemed not to have occurred), and the date that occurs on the one
(1) month anniversary of the First Borrowing Date, or such earlier date if the maturity of the Loan is accelerated in accordance with the terms hereof.

         "Merger" shall have the meaning set forth in the recitals hereof.

         "Merger Agreement" shall have the meaning set forth in the recitals hereof.

         "Merger Consideration" shall have the meaning set forth in the recitals hereof.

         "Merger Documents" shall mean, collectively, the Merger Agreement, the Offer Documents, and all other documents (other than the Loan Documents) that provide for obligations of Borrower, Parent or Starrett, executed and delivered by Borrower, Parent or Starrett in connection with the Tender Offer and the Merger.

         "Non-Excluded Taxes" shall have the meaning as set forth in Section
2.10.

         "Note" shall mean the Note substantially in the form of Exhibit E.

         "Obligations" shall mean (i) the unpaid principal of, interest (including interest accruing at the then applicable rate provided in this Loan Agreement after the Maturity Date and interest accruing at the then applicable rate provided in this Loan Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceedings, relating to Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loan and all fees, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other obligations and liabilities of every nature of Borrower from time to time owing to Lender, in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), which may arise under, out of, or in connection with, this Loan Agreement or any other Loan Document or under any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, fees and indemnities or otherwise (including, without limitation, all reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of counsel to Lender).

         "Offer Documents" shall mean the "Offer Documents" as such term is defined in Section 1.01(c) of the Merger Agreement.

         "Parent" shall mean Startt Acquisition, LLC, a Delaware limited liability company.

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         "Payment Date" shall have the meaning set forth in Section 2.06(b).

         "Person" shall mean an individual, limited liability company, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Prepayment Fee" shall mean, at any date on which a whole or partial payment of the Loan is made pursuant to Section 2.03 or 2.04, an amount equal to the product of (i) the principal amount paid, and (ii) one percent (1.0%).

         "Principal Parties" shall mean any of the Persons constituting a Ruben Party, a Blackacre Party, an Amroc Party or an Argent Party.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

         "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as in effect from time to time.

         "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

         "Requirement of Law" shall mean as to any Person, the certificate of formation and operating agreement, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" shall mean, with respect any Person, the chief executive officer, the president or the chief operating officer of such Person or, with respect to financial matters, the chief financial officer of such Person.

         "Ruben Party" shall mean (a) Lawrence Ruben and/or Richard Ruben; (b) any natural Person employed by Lawrence Ruben Company, Inc. in an executive capacity; (c) a lineal descendant of Arthur Belfer or the spouse of any such descendant; or (d) any Person not less than 25% of the Capital Stock of which is owned or held, directly or indirectly, by or for the benefit of any or all of (i) any immediate family member (i.e., parent, sibling, spouse or child) of Arthur B. Belfer and/or (ii) any lineal descendent of Arthur B. Belfer and/or
(iii) any immediate family member (i.e., parent, sibling, spouse or child) of any such lineal descendent.

         "Second Borrowing Commitment" shall mean an amount equal to the difference between (i) the Commitment, and (ii) the principal amount of the First Borrowing.

         "Second Borrowing Date" shall mean the date, which shall be a Business Day, on which each condition precedent set forth in Section 4.03 shall have been satisfied or otherwise waived, in each case as determined by Lender in its sole discretion.

         "Second Borrowing Date Certificate" shall mean the Second Borrowing Date Certificate executed and delivered by an authorized representative of Borrower, substantially in the form of Exhibit C.

         "Servicing Fee" shall have the meaning set forth in Section 3.05.

         "Solvent" shall mean, at any date of determination, as to any Person
(i) the fair value and present fair saleable value of the assets of such Person as of such date, after giving effect to all the transactions contemplated by the Loan Documents and the funding of the Loan, exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Person as of such date as they mature; (ii) such Person does not intend to, nor does such Person believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Person, and of amounts to be payable on or in respect of debt of such Person); and (iii) the capital remaining in such Person on a consolidated basis after the Tender Offer would not be unreasonably small for the businesses in which such Person is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Tender Offer.

         "Starrett" shall have the meaning set forth in the recitals hereof.

         "Subsidiary" shall mean as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

         "Tender Offer" shall have the meaning set forth in the recitals hereto.

         "Transfer" shall have the meaning set forth in Section 7.06(b).

         "Transferee" shall mean any direct or indirect assignee or transferee of Lender.

         "Treasury Rate" shall mean a percentage amount equal to (i) as of the first day of each Interest Accrual Period, the then current yield to maturity, on an annual equivalent bond basis (recalculated to a 360-day year basis), of a U.S. Treasury bill, note or bond then actively trading in the secondary market and maturing on or about the first (1st) anniversary of the date of determination of such Treasury Rate selected by Lender ("Treasury Note"), provided that if such a Treasury Note is not outstanding, then (ii) as of the applicable determination date, the then current yield to maturity, on an annual equivalent bond basis (recalculated to a 360-day year basis), of Treasury Notes which Lender shall, in its sole discretion, determine as being appropriate to determine the Treasury Rate. If two or more issues of such Treasury Notes mature on the same day, then Lender shall at its reasonable discretion select one of such issues for purposes of determining the Treasury Rate.

         SECTION 1.012.  OTHER DEFINITIONAL PROVISIONS.

                  (a) Unless otherwise specified therein, all terms defined in this Loan Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.

                  (b) As used herein, in the other Loan Documents and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to Borrower and its Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purpose of this Loan Agreement or any other Loan Document, such determination or calculation shall, at any time and to the extent applicable and except as otherwise specified herein or therein, be made in accordance with GAAP.

                  (d) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement, and Article, Section, Schedule and Exhibit references are to this Loan Agreement unless otherwise specified.

                              ARTICLE II. THE LOAN

         SECTION 1.021.  THE LOAN; THE COMMITMENT.

                  (a) Lender agrees, subject to the terms and conditions hereof, and relying upon the representations and warranties hereinafter set forth, to make the proceeds of the Loan available to Borrower in two borrowings in an aggregate principal amount not to exceed the Commitment.

                  (b) The first such borrowing (the "First Borrowing") shall be made on the First Borrowing Date in a principal amount not to exceed the First Borrowing Commitment. Lender shall make the proceeds of the First Borrowing available to Borrower on such date in immediately available funds in Dollars to Borrower's account set forth on Appendix A hereto, or to such other place as Borrower shall direct in writing.

                  (c) The second such borrowing (the "Second Borrowing") shall be made on the Second Borrowing Date in a principal amount not to exceed the Second Borrowing Commitment. Lender shall make the proceeds of the Second Borrowing available to Borrower on such date in immediately available funds in Dollars to Borrower's account set forth on Appendix A hereto, or to such other place as Borrower shall direct in writing, including, without limitation, to the Exchange Agent (as defined in Section 2.07 of the Merger Agreement) for Borrower's account.

                  (d) The Commitment shall terminate on the Maturity Date.

         SECTION 1.022. THE NOTE. The Loan shall be evidenced by the Note. The Note shall (a) be dated the First Borrowing Date, (b) be stated to mature on the Maturity Date and (c) provide for the payment of interest in accordance with Section 2.06. Lender is hereby authorized to record the dates and amounts of each of the First Borrowing and the Second Borrowing and all payments and prepayments of the principal of the Loan on its books and records. Such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of Lender to make any such recordation or any error in such recordation shall not affect the obligations of Borrower hereunder and under the other Loan Documents.

         SECTION 1.023. VOLUNTARY PREPAYMENTS. Subject to the provisions of
Section 2.11, Borrower may prepay the principal amount of the Loan, at any time in whole or from time to time in part, upon no less than three (3) Business Days' prior written notice to Lender. All partial prepayments shall be in a principal amount of no less than $500,000. All prepayments shall be accompanied by payment of (a) all accrued and unpaid interest then due and owing on the principal amount so prepaid, (b) all other Obligations (other than, in the case of any partial prepayment, the Servicing Fee) then due and owing, including any amounts due pursuant to Section 2.11, and (c) the Prepayment Fee calculated as of such date of prepayment. Any amount of principal of the Loan prepaid may not be reborrowed.

         SECTION 1.024. MANDATORY REPAYMENT. Upon the earlier of (a) the occurrence of a Change in Control and (b) the Maturity Date, Borrower shall repay the outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, all other accrued and unpaid Obligations due and owing, including, without limitation, any amounts due pursuant to Section 2.11, and the Prepayment Fee.

         SECTION 1.025. FEES. (a) Borrower agrees to pay to Lender, on each Payment Date, a servicing fee (the "Servicing Fee") equal to 0.10% on the principal amount of the Loan outstanding during the immediately preceding Interest Accrual Period, which Servicing Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed during the immediately preceding Interest Accrual Period. All accrued and unpaid Servicing Fees shall be due and payable on the Maturity Date.

         (b) Borrower agrees to pay to Lender all other fees specified in the Fee Letter on the dates and in the manner specified therein.

         SECTION 1.026. INTEREST.

                  (a) Except as otherwise provided herein, the outstanding principal amount of the Loan shall bear interest, at a rate per annum equal to the sum of (i) the LIBO Rate, plus (ii) the Margin for the applicable Interest Accrual Period, computed on the basis of a 360 day year for the actual number of days elapsed.

                  (b) Except as otherwise provided herein, on the first day of each calendar month (each, a "Payment Date") during the term hereof commencing on January 1, 1998 the Borrower shall pay to the Lender the Interest Payment due and unpaid with respect to the immediately preceding Interest Accrual Period; provided that all accrued and unpaid interest shall be due and payable on the Maturity Date.

                  (c) Each determination of the LIBO Rate by Lender pursuant to the provisions of this Loan Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

                  (d) If by the terms of this Loan Agreement or the Note Borrower at any time is required or obligated to pay interest at a rate in excess of the maximum rate permitted by applicable law, then the rate of interest shall be deemed to be immediately reduced to such maximum rate and the portion of all prior applicable interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments made in reduction of the principal amount due hereunder and under the Note and shall be applied to the principal amount of the Loan.

                  (e) If Borrower shall default in the payment of the principal of the Loan, any interest due thereon, or any other Obligation when due (whether at the stated maturity thereof, by required prepayment, acceleration or otherwise), Borrower shall on demand pay interest on such overdue principal amount and, to the extent permitted by applicable law, on such overdue interest and any other overdue amount, at a rate per annum equal to the Default Rate, in each case, accruing from the date such payment was due until such amount is paid in full (after as well as before judgment) (in each case calculated on the basis of a 360-day year for the actual number of days elapsed).

         SECTION 1.027. FUNDS; MANNER OF PAYMENT. Each payment and each prepayment of principal of the Loan, interest thereon and the Servicing Fee, Prepayment Fee, and each payment on account of all other Obligations shall be paid by Borrower without set-off, deduction or counterclaim to Lender at the location set forth on Appendix A hereto or to such other location or account as Lender may specify in writing from time to time, in immediately available funds in Dollars, not later than 3:00 p.m. (New York time) on the date on which any such payment or prepayment is payable. Payments received by Lender in immediately available funds on any day after 3:00 p.m. (New York time) shall be treated for all purposes as having been made on the next Business Day. If any payment hereunder or under any other Loan Document becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. If the date for any payments of principal is extended by operation of law or otherwise, interest thereon shall be payable at the then applicable rate during such extension.

         SECTION 1.028. ILLEGALITY. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof shall make it unlawful for Lender to make or maintain the Loan at the LIBO Rate as contemplated by this Loan Agreement,
(a) the obligation of Lender to make or maintain the Loan at the LIBO Rate shall forthwith be suspended and Lender shall notify Borrower thereof and (b) the principal amount of the Loan to be made or then outstanding, as applicable, shall, from and including the next Payment Date, or at such earlier date as may be required by law, until payment in full thereof, bear interest at the Treasury Rate, plus the Margin (calculated on the basis of a 360-day year for the actual number of days elapsed). If any such conversion of the LIBO Rate to the Treasury Rate is made on a day which is not a Payment Date, Borrower shall pay to Lender such amounts, if any, as may be required pursuant to Section
2.11. If subsequent to such suspension it becomes lawful for Lender to make or maintain the Loan at the LIBO Rate, Lender shall so notify Borrower and its obligation to make or maintain the Loan at the LIBO Rate shall be reinstated.

         SECTION 1.029.  INCREASED COSTS, ETC.

                  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                           (i) shall subject Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Note or the Loan, or change the basis of taxation of payments to Lender in respect thereof (except for (x) Non-Excluded Taxes covered by Section 2.10,
         (y) income taxes or franchise taxes (imposed in lieu of net income taxes based on or measured by net income) described in Section 2.10(a)(i) and (ii), and (z) changes in the rate of tax on the overall net income of Lender);

                           (ii) shall impose, modify or hold applicable any reserve (other than reserves for "Eurocurrency liabilities" under Regulation D included in the calculation of the LIBO Rate), special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by Lender; or

                           (iii)  shall impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender, by an amount which Lender deems to be material, of making or maintaining the Loan or to reduce any amount receivable hereunder in respect thereof, then, from time to time, Borrower shall pay to Lender, within ten (10) days after its demand, such additional amount actually incurred or lost or forfeited by Lender. A certificate as to any additional amounts payable pursuant to this Section 2.09(a) prepared in good faith and submitted by Lender to Borrower shall be conclusive in the absence of manifest error.

                  (b) If Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report to the Bank Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards" or if Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such change or compliance (taking into consideration Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, Borrower shall pay to Lender, within ten (10) days after its demand, such additional amount or amounts necessary to compensate Lender for such reduction. A certificate as to any additional amounts payable pursuant to this
Section 2.09(b) submitted by Lender to Borrower shall be conclusive in the absence of manifest error.

                  (c) The agreements in this Section 2.09 shall survive the later of the termination of this Loan Agreement and the payment in full of the Obligations.

                  (d) Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment of additional costs as provided in Section 2.09(a) or 2.09(b), Borrower may, at its option, notify Lender of its intention to, and thereafter Borrower shall, prepay in full, within ninety (90) days following notice of its intention to do so, the then outstanding principal amount of the Loan together with (i) all accrued and unpaid interest then due and owing on the principal amount so prepaid, (ii) all other Obligations then due and owing, including any amounts due pursuant to
Section 2.11, and (iii) the Prepayment Fee calculated as of such date of prepayment.

         SECTION

2.10.  TAXES.

                  (a) All payments made by Borrower under this Loan Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes or based on or measured by net income) imposed on Lender or any Transferee, as the case may be, as a result of a present or former connection between Lender or any Transferee, as the case may be, and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lender or any Transferee, as the case may be, having executed, delivered or performed its obligations or received a payment under, or enforced, this Loan Agreement or the Note), and (ii) any United States federal income tax required to be withheld or paid solely because such interest fails to qualify for the portfolio interest exception by reason of
Section 881(c)(3)(A) of the Code. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to Lender or any Transferee, as the case may be, hereunder or under the Note, the amounts so payable to Lender and any Transferee, as the case may be, shall be increased to the extent necessary to yield to Lender and any Transferee, as the case may be, (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Loan Agreement and the Note. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Lender and any Transferee, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Lender or any Transferee, as the case may be, the required receipts or other required documentary evidence, Borrower shall indemnify Lender and any Transferee, as the case may be, for any incremental taxes, interest or penalties that may become payable by Lender or any Transferee, as the case may be, as a result of any such failure. The agreements in this Section 2.10(a) shall survive the later of the termination of this Loan Agreement and the payment in full of the Obligations.

                  (b) If Lender or any Transferee, as the case may be, obtains or is entitled to any refunds of any Non-Excluded Tax actually paid by Borrower (to the extent Borrower paid a gross-up for such Non-Excluded Tax), Lender or any Transferee, as the case may be, shall (i) remit such refund (net of reasonable expenses) to Borrower upon receipt thereof by Lender or such Transferee, as the case may be; or (ii) notify Borrower of such entitlement and provide reasonable assistance (at Borrower's expense) to obtain such refund, provided that such assistance, as determined by Lender or Transferee, as the case may be, in its sole discretion, is not disadvantageous to it. Nothing contained in this Section 2.10(b) shall require Lender or Transferee, respectively, to disclose to or otherwise make available to Borrower any books, records or other information relating to its tax affairs or filings other than information relating directly to the purposes of this Section 2.10(b).

                  (c) Lender and each Transferee, as the case may be, shall use reasonable efforts to file any certificates or document reasonably requested by Borrower or shall take any reasonable action requested by Borrower if such filing, or the taking of such action would avoid, reduce or assist the recovery of (or avoid the circumstances giving rise to the imposition of) any Non-Excluded Tax paid or otherwise suffered by Borrower (to the extent Borrower paid a gross-up for such Non- Excluded Tax) provided that such filing or action is not, as determined by Lender or such Transferee, as the case may be, in its sole discretion, otherwise disadvantageous to Lender or such Transferee, as the case may be, and Borrower reimburses Lender and such Transferee, as the case may be, for any reasonable costs and expenses incurred therewith. Nothing contained in this Section 2.10(c) shall require Lender or Transferee, respectively, to disclose to or otherwise make available to

Borrower any books, records or other information relating to its tax affairs or filings other than information relating directly to the purposes of this
Section 2.10(c).

                  (d) Lender and any Transferee, as the case may be, claiming any amount for any Non-Excluded Tax shall upon request of Borrower use reasonable efforts to change the jurisdiction of its lending office (or the office or branch through which it receives payments, under this Loan Agreement) if such change would avoid the need for or reduce the amount of such Non-Excluded Tax; provided such change is (i) consistent with Lender's or such Transferee's internal policy and legal regulatory restrictions and (ii) not otherwise disadvantageous to Lender or such Transferee, as the case may be, as determined in the sole discretion of Lender or Transferee, respectively, and Borrower reimburses Lender and such Transferee, as the case may be, for any reasonable costs and expenses incurred therewith.

                  (e) In the event that Lender or any Transferee is organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Loan Agreement or under the Note are exempt from United States withholding tax under an applicable statute or tax treaty, Lender and any such Transferee, as the case may be, shall provide to Borrower a properly completed and executed Revenue Service Form 4224, Form 1001 or Form W-8, or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such Foreign Lender's entitlement to such exemption with respect to payments to be made to such Foreign Lender under this Loan Agreement and under the Note (a "Certificate of Exemption"). Prior to becoming a Transferee and within fifteen (15) days after a reasonable written request of Borrower from time to time thereafter or promptly after any prior Certificate of Exemption expires or becomes obsolete, each Foreign Lender that becomes a Transferee or whose prior Certificate of Exemption shall expire or become obsolete shall provide a Certificate of Exemption or revised Certificate of Exemption to Borrower. If a Foreign Lender entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement and does not provide a Certificate of Exemption to Borrower within the time periods set forth herein, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower. If Lender or any Transferee, as the case may be, changes its lending installation, or selects an additional lending installation that would result in Lender or such Transferee, as the case may be, being a Foreign Lender, or if any event occurs which requires a change in the most recent Certificate of Exemption delivered to Borrower, it shall promptly deliver to Borrower a properly completed and executed Certificate of Exemption or revised Certificate of Exemption certifying as to Lender's or such Transferee's entitlement to a complete exemption from United States withholding tax.

         SECTION 2.11. COMPENSATION. Borrower agrees to indemnify Lender on demand and to hold Lender harmless from any and all costs, losses or expenses which Lender may sustain or incur as a consequence of (a) Borrower making a payment or prepayment of principal of the Loan on a day which is not a Payment Date, (b) the failure by Borrower to make the borrowing hereunder on either the First Borrowing Date or the Second Borrowing Date after notice thereof shall be given in accordance with the terms of this Loan Agreement, (c) default by Borrower in making any prepayment of the principal of the Loan after Borrower has given a notice of prepayment, and (d) any acceleration of the maturity of the Loan by Lender in accordance with the terms of this Loan Agreement, including, without limitation any such loss, cost or expense arising from interest, fees or other amounts payable by Lender to lenders of funds obtained by it in order to maintain the Loan or in liquidating the Loan. In the event Borrower is required to make any payment pursuant to this Section 2.11, Lender shall in good faith prepare and provide to Borrower in writing a statement of such charges in reasonable detail, with a summary explanation thereof, which statement shall be conclusive in the absence of manifest error. The agreements in this Section 2.11 shall survive the later of termination of this Loan Agreement and the payment in full of the Obligations.

         SECTION 2.12. APPLICATION OF PAYMENTS, ETC. All payments (other than repayments and prepayments made in accordance with Sections 2.03 and 2.04) made hereunder and under the other Loan Documents shall be applied by Lender to the Obligations in such order as Lender shall determine in its sole discretion.

         SECTION 2.13.  INABILITY TO DETERMINE LIBO RATE.

                  (a) If prior to any Interest Accrual Period:

                           (i) Lender shall have determined (which
         determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Accrual Period, or

                           (ii) Lender shall have determined for such Interest Accrual Period that the LIBO Rate will not adequately and fairly reflect the cost to Lender (as conclusively certified by Lender) of making or maintaining the Loan;

then, in any such event, Lender shall give telecopy or telephonic notice thereof to Borrower. If such notice is given, the Loan shall, as of the first day of such Interest Accrual Period and thereafter, bear interest at the rate per annum equal to the Treasury Rate, plus the Margin (calculated on the basis of a 360-day year for the actual number of days elapsed), until such notice has been given by Lender that thereafter the Loan shall bear interest in accordance with Section 2.06.

                  ARTICLE III. REPRESENTATIONS AND WARRANTIES

         SECTION 1.031. AS OF THE DOCUMENTATION DATE. To induce Lender to enter into this Loan Agreement, Borrower hereby represents and warrants to Lender that as of the Documentation Date:

                  (a) Existence; Compliance with Law. Each of Borrower and Parent (i) is duly organized, validly existing and in good standing under the laws of the state of its organization, (ii)
has the requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (iv) is in compliance with all Requirements of Law.

                  (b) Power; Authorization; Enforceable Obligations. Borrower has the requisite power and authority, and the legal right, to make, deliver and perform this Loan Agreement. Except as set forth in Schedule 3.01(b) or as may be required under the Exchange Act, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required with respect to Borrower in connection with the execution, delivery and performance by, or validity or enforceability of this Loan Agreement with respect to, Borrower. This Loan Agreement has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (c) No Violation. The execution, delivery and performance of this Loan Agreement will not violate any Requirement of Law or Contractual Obligation of either Borrower or Parent and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                  (d) No Litigation; Contingent Liabilities. Except as set forth on Schedule 3.01(d), no Litigation is pending or, to the knowledge of either Borrower or Parent, threatened by or against Borrower or Parent or against any of the properties or revenues of Borrower or Parent. Except with respect to the Litigation described in the foregoing sentence, neither Borrower nor Parent has any contingent liabilities.

                  (e) No Default. Neither Borrower nor Parent is in default under or with respect to any of their respective Contractual Obligations. No Default or Event of Default has occurred and is continuing.

                  (f) Permits, Licenses, Approvals, Consents, etc. Each of Borrower and Parent has obtained any and all permits, licenses, approvals and consents of all Governmental Authorities and all other Persons as may be required to conduct or transact their respective businesses or own, lease or operate their respective properties.

                  (g) Sole Business of Borrower. Borrower is a special purpose vehicle created solely for the purpose of entering into the Merger Documents and the Loan Documents and engaging in the transactions contemplated thereby. Borrower has no other lines of business or other interests in any transaction, whether beneficially or as of record, other than as set forth in this Section 3.01(g).

         SECTION 1.032. AS OF THE FIRST BORROWING DATE. To induce Lender to make the proceeds of the First Borrowing available to Borrower, Borrower hereby represents and warrants to Lender as of the First Borrowing Date that:

                  (a) Documentation Date Representations and Warranties.
Each of the representations and warranties set forth in Section 3.01 are true and correct as of the First Borrowing Date as if made on the date thereof.

                  (b) Purpose of the First Borrowing. Borrower will use the proceeds of the First Borrowing solely to pay a portion of the consideration paid thereby in connection with the Tender Offer and costs and expenses related thereto.

                  (c) Investment Company Act; Other Regulations. Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Borrower is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" as defined in the Public Utility Holding Company Act of 1935, as amended. Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X) that limits its ability to incur Indebtedness.

                  (d) True and Correct Disclosure. No certificate, statement, report or other document furnished and no representation or warranty made or to be furnished or made to Lender by or on behalf of Borrower or Parent in or in connection with this Loan Agreement or any transaction contemplated hereby at the time furnished, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading. Each of the projections set forth on Schedule 3.02(d) has been delivered to Lender and prepared in good faith based on estimates and assumptions believed by management of Borrower to be reasonable.

                  (e) Merger Documents. Except as set forth on Schedule 3.02(e), (i) to the best knowledge of Borrower, each of the representations and warranties set forth in Article III of the Merger Agreement is true and correct as of the First Borrowing Date as if made on the date thereof, and (ii) each of the representations and warranties set forth in Article IV of the Merger Agreement is true and correct as of the First Borrowing Date as if made on the date thereof, except in the case of either (i) or (ii), any representation or warranty that relates solely to an earlier date, in which case each such representation and warranty is true and correct as of such earlier date. None of the Merger Documents has been amended or modified in any respect and no provision therein has been waived except with the prior written consent of Lender (which consent shall not have been unreasonably withheld), and no default or event which with the giving of notice or lapse of time or both would be a default by Borrower or Starrett has occurred thereunder. Except to the extent waived by Borrower in accordance with the immediately preceding sentence, any and all permits, licenses, approvals and consents of, or notices to, any Governmental Authority or any Person in connection with the Merger Documents and the transactions contemplated thereby required to be obtained or made on or prior to the First Borrowing Date have been duly obtained or made and are listed on
Schedule 3.02(e). Each Merger Document has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (f) Consummation of the Tender Offer. Simultaneously with the making of the proceeds of the First Borrowing to Borrower, the Tender Offer has closed with the purchase of at least 66 2/3% of the common stock of Starrett for $12.25 per share and each of the other transactions contemplated by the Merger Documents has taken place in strict compliance with the terms of the Merger Documents, subject only to such amendments, modifications and waivers as previously consented to by Lender in writing (which consent shall not have been unreasonably withheld). There is no Litigation, except as set forth on Schedule 3.02(f), with respect to the Merger, nor is there any Requirement of Law that would prohibit the merger of Borrower into Starrett on the terms set forth in the Merger Agreement. No Litigation set forth on Schedule 3.02(f) could reasonably be expected to result in an injunction, order or decree that will delay or prevent the consummation of the Merger in accordance with the Merger Agreement and Borrower reasonably believes no such Litigation will have a material adverse effect on Borrower.

         SECTION 1.033. AS OF THE SECOND BORROWING DATE. To induce Lender to make the proceeds of the Second Borrowing available to Borrower, Borrower hereby represents and warrants to Lender as of the Second Borrowing Date that:

                  (a) Documentation Date and First Borrowing Date
Representations and Warranties. Each of the representations and warranties set forth in Sections 3.01 and 3.02(c) and (d) are true and correct as of the Second Borrowing Date as if made on the date thereof.

                  (b) Purpose of the Borrowing. Borrower will use the proceeds of the Second Borrowing solely to pay a portion of the consideration paid thereby in connection with the Merger.

                  (c) Merger Documents. Except as set forth on Schedule 3.03(c), (i) to the best knowledge of Borrower, each of the representations and warranties set forth in Article III of the Merger Agreement is true and correct as of the Second Borrowing Date as if made on the date thereof, and (ii) each of the representations and warranties set forth in Article IV of the Merger Agreement is true and correct as of the Second Borrowing Date as if made on the date thereof, except in the case of either (i) or (ii), any representation or warranty that relates solely to an earlier date, in which case each such representation and warranty is true and correct as of such earlier date. None of the Merger Documents has been amended or modified in any respect and no provision therein has been waived except with the prior written consent of Lender (which consent shall not have been unreasonably withheld), and no default or event which with the giving of notice or lapse of time or both would be a default by Borrower or Starrett has occurred thereunder. Except to the extent waived by Borrower in accordance with the immediately preceding sentence, any and all permits, licenses, approvals and consents of, or notices to, any Governmental Authority or any Person in connection with the Merger Documents and the transactions contemplated thereby required to be obtained or made on or prior to the Second Borrowing Date have been duly obtained or made and are listed on
Schedule 3.03(c). Each Merger Document has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (d) Consummation of the Merger. Simultaneously with the making of the proceeds of the Second Borrowing to Borrower, the Merger shall have been consummated and each of the other transactions contemplated by the Merger Documents has taken place in strict compliance with the terms of the Merger Documents, subject only to such amendments, modifications and waivers as previously consented to by Lender in writing (which consent shall not have been unreasonably withheld). There is no Litigation that could reasonably be expected to result in an injunction, order or decree that will delay or prevent the consummation of the Merger in accordance with the Merger Agreement and Borrower reasonably believes no such Litigation will have a material adverse effect on Borrower.

                        ARTICLE IV. CONDITIONS PRECEDENT

         SECTION 1.041. CONDITIONS TO DOCUMENTATION DATE. The Documentation Date shall be deemed to be the date of this Loan Agreement, subject to the following conditions precedent, the satisfaction or waiver of which shall be in the sole discretion of Lender:

                  (a) Loan Agreement. Lender shall have received this Loan Agreement, executed and delivered on behalf of Borrower by a duly authorized officer thereof.

                  (b) Documentation Date Certificate. Lender shall have received a Documentation Date Certificate executed and delivered by an authorized representative of Borrower, together with all exhibits, attachments and schedules thereto.

                  (c) Fee. Lender shall have received the balance of the Structuring Advisory Fee (as such term is defined in the Fee Letter).

                  (d) Representations and Warranties. Each of the representations and warranties set forth in Section 3.01 shall be true and correct as of the Documentation Date.

         SECTION 1.042. CONDITIONS TO THE FIRST BORROWING DATE. Lender shall make the proceeds of the First Borrowing available to Borrower on the First Borrowing Date subject to the following conditions precedent, the satisfaction or waiver of which shall be in the sole discretion of Lender:

                  (a) Documentation Date. The Documentation Date shall have occurred on or prior to the First Borrowing Date.

                  (b) Note. Lender shall have received the Note, executed and delivered on behalf of Borrower by a duly authorized officer thereof.

                  (c) First Borrowing Date Certificate. Lender shall have received a First Borrowing Date Certificate executed and delivered by an authorized representative of Borrower, together with all exhibits, attachments and schedules thereto, in form and substance satisfactory to Lender.

                  (d) Legal Opinions. Lender shall have received the executed legal opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, counsel to the Loan Parties, substantially in the form of Exhibit D.

                  (e) Consummation of the Tender Offer. Simultaneously with the making of the proceeds of the First Borrowing available to Borrower on the First Borrowing Date, the Tender Offer shall have closed with the purchase of at least 66 2/3% of the common stock of Starrett for $12.25 per share and each of the other transactions contemplated by the Merger Documents has taken place in strict compliance with the terms of the Merger Documents, subject only to such amendments, modifications and waivers as previously consented to by Lender in writing (which consent shall not have been unreasonably withheld). As of the First Borrowing Date, there shall be no Litigation, except as set forth on
Schedule 3.02(f), with respect to the Merger, nor any Requirement of Law that would prohibit the merger of Borrower into Starrett on the terms set forth in the Merger Agreement. None of the Litigation described on Schedule 3.02(f), could reasonably be expected to result in an injunction, order or decree that will delay or prevent consummation of the Merger in accordance with the Merger Agreement and Borrower reasonably believes that no such Litigation will have a material adverse effect on Borrower.

                  (f) Delivery of Merger Documents. Lender shall have received copies of all of the Merger Documents, including all exhibits, schedules, amendments, supplements and other modifications thereto, and all waivers or other agreements relating thereto, certified by the Secretary or Assistant Secretary of Borrower as being true, complete and correct as of the First Borrowing Date.

                  (g) Solvency Opinion. Lender shall have received an opinion, in form and substance satisfactory to Lender, with respect to whether Starrett is solvent, both immediately before the Second Borrowing Date and after giving effect to the Loan and the other transactions contemplated hereby and by the Amended and Restated Loan Agreement.

                  (h) Equity Contribution. Lender shall have received evidence satisfactory thereto, including without limitation, the operating agreements and similar organizational documents, that the Principal Parties have capitalized Parent and Parent shall have capitalized Borrower with at least $17,000,000 in cash equity contributions.

                  (i) Certain Waivers. Lender shall have received evidence satisfactory to Lender that each of The Chase Manhattan Bank and the Ohio Savings Bank shall have waived each and every default under the documents, instruments and agreements party thereto with Starrett and its Subsidiaries, or that the Indebtedness evidenced by such documents, instruments and agreements have been extinguished or otherwise refinanced in order to avoid any such default and, to the extent not so extinguished, Lender shall have received from each such bank an estoppel agreement in form and substance reasonably satisfactory to Lender.

                  (j) Representations and Warranties. Each of the representations and warranties set forth in Section 3.02 shall be true and correct as of the First Borrowing Date both before and after giving effect to the First Borrowing to be made on such date.

                  (k) No Default. No Default or Event of Default shall have occurred and be continuing on the First Borrowing Date both before and after giving effect to the First Borrowing to be made on such date.

                  (l) Additional Matters. Lender shall have received such other documents or information as it shall reasonably request.

The acceptance of the proceeds of the First Borrowing by Borrower shall constitute a representation and warranty by Borrower as of the First Borrowing Date that each of the conditions set forth in this Section 4.02 has been satisfied as of such date.

         SECTION 1.043. CONDITIONS TO SECOND BORROWING DATE. Lender shall make the proceeds of the Second Borrowing available to Borrower on the Second Borrowing Date subject to the following conditions precedent, the satisfaction or waiver of which shall be in the sole discretion of Lender, and simultaneously therewith the Lender shall execute and deliver the Amended and Restated Loan Agreement:

                  (a) First Borrowing Date. The First Borrowing shall have occurred prior to the Second Borrowing Date.

                  (b) Representations and Warranties. Each of the representations and warranties set forth in Section 3.03 shall be true and correct as of the Second Borrowing Date both before and after giving effect to the Second Borrowing to be made on such date.

                  (c) No Default. No Default or Event of Default shall have occurred and be continuing on the Second Borrowing Date both before and after giving effect to the Second Borrowing to be made on such date.

                  (d) Effective Time. Simultaneously with the making of the proceeds of the Second Borrowing available to Borrower on the Second Borrowing Date, the Effective Time shall occur and each of the other transactions contemplated by the Merger Documents shall have taken place in strict compliance with the terms of the Merger Documents, subject only to such amendments, modifications and waivers by Borrower as previously consented to by Lender in writing (which consent shall not have been unreasonably withheld). As of the Second Borrowing Date, there shall be no Litigation that could reasonably be expected to result in an injunction, order or decree that will delay or prevent the consummation of the Merger in accordance with the Merger Agreement and Borrower reasonably believes no such Litigation will have a material adverse effect on Borrower.

                  (e) Amended and Restated Loan Agreement. Lender shall have received the Amended and Restated Loan Agreement, executed and delivered by a duly authorized officer of Starrett, that amends and restates this Loan Agreement in its entirety as of the Second Borrowing Date, together with all exhibits, schedules and attachments required thereby, and each of the conditions precedent set forth therein shall have been satisfied or otherwise waived, in either case in the sole discretion of Lender, on and as of the Second Borrowing Date. Each of the representations and warranties set forth in
Section 3.01 of the Amended and Restated Loan Agreement shall be true and correct as of the Second Borrowing Date.

                  (f) Additional Matters. Lender shall have received such other documents or information as it shall reasonably request.

The acceptance of the proceeds of the Second Borrowing by Borrower shall constitute a representation and warranty by Borrower as of the Second Borrowing Date that each of the conditions set forth in this Section 4.03 has been satisfied as of such date.

                        ARTICLE V. COVENANTS OF BORROWER

         SECTION 1.051. COVENANTS. Until all of the Obligations have been paid in full and the Commitment has terminated, Borrower hereby agrees that, Borrower shall:

                  (a) Payment of Obligations. Pay, discharge or defease at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature.

                  (b) Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence; and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and comply with all Contractual Obligations and Requirements of Law.

                  (c) Inspection of Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of Lender to visit during normal business hours the offices or places where its books and records are kept and inspect, examine and make abstracts from any of its books and records, at any reasonable time, and as often as may reasonably be desired and to discuss the business, operations and condition (financial or otherwise) of Borrower with officers and employees of Borrower, with officers and employees of Managing Member and with Borrower's independent certified public accountants. Borrower shall not be required to reimburse Lender for any costs or expenses incurred by Lender in connection with any such visitation or inspection, except upon the occurrence and during the continuance of a Default or an Event of Default.

      (d) Notices. Promptly give notice to Lender of:

            (i)   the occurrence of any Default or Event of Default;

            (ii) any default or event of default under any Contractual Obligation of Borrower; and

            (iii) the institution of any Litigation or the occurrence of any development with respect to any Litigation.

Each notice pursuant to this Section 5.01(d) shall be accompanied by a statement of a Responsible Officer setting forth the details of the occurrence referred to therein and stating what action Borrower has taken, is taking or proposes to take with respect thereto.

      (e) Merger Documents. Borrower shall perform and observe each of its obligations under each of the Merger Documents, and subject to Section 3.01(f), enforce and protect each of its rights and privileges thereunder.

      (f) Facilitation of Merger. In order to facilitate the timely effectuation of the Merger as contemplated by the Merger Documents, Borrower shall not, directly or indirectly:

            (i) create, incur, assume or suffer to exist any Indebtedness, except Indebtedness hereunder;

            (ii) create, incur, assume or suffer to exist any Lien upon all or substantially all of its property, assets or revenues, whether now owned or hereafter acquired;

            (iii) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except pursuant to the Merger Documents;

            (iv) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereafter acquired, except pursuant to the Merger Documents;

            (v) declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of its Capital Stock or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower;

            (vi) make any Investment in any Person, except Investments made in connection with the Merger Documents;

            (vii) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate other than transactions occurring in the ordinary course of business upon terms no less favorable to Borrower than could be obtained from unaffiliated third parties or unless such transaction is otherwise permitted under the Merger Documents;

            (viii) enter into any arrangement with any Person providing for the leasing by Borrower of real or personal property which has been or is to be sold or transferred by Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or such Subsidiary;

            (ix) enter into with any Person any agreement which prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired;

            (x) amend any provision of its certificate of incorporation as in effect on the Documentation Date, except as contemplated by the Merger Documents; and

            (xi) to the extent that any of the following would cause a Change in Control to occur, issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible or exchangeable into, Capital Stock, including share appreciation rights or similar instruments, except for transfers and replacements of then outstanding shares of Capital Stock.

                         ARTICLE VI. EVENTS OF DEFAULT

      SECTION 1.061. EVENTS OF DEFAULT. If any of the following events shall occur and be continuing:

      (a) Payments. Borrower shall fail to pay any principal of the Loan or the Note when due in accordance with the terms hereof or thereof; or Borrower shall fail to pay any interest on the Loan or the Note or any other Obligation within three (3) days after any such interest or other Obligation becomes due in accordance with the terms hereof or of the Note; or

      (b) Representations and Warranties, Etc. Any representation, warranty or statement made or deemed made herein or in any other Loan Document or in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Loan Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

      (c) Covenants. A default shall occur (i) in the observance or performance of any agreement contained in Section 5.01(d)(i) and Section 5.01(f), or (ii) in the observance or performance of any other agreement contained in this Loan Agreement or any other Loan Document (other than as provided in paragraphs
(a),(b) and (c)(i) of this Section 6.01), and such default shall continue unremedied for a period of thirty (30) days after notice thereof is given by Lender to Borrower; or

      (d) Bankruptcy, Etc. (i) Borrower, Parent, Managing Member, Richard Ruben or Blackacre shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Parent, Managing Member, Richard Ruben or Blackacre shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Parent, Managing Member, Richard Ruben or Blackacre any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower, Parent, Managing Member, Richard Ruben or Blackacre any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower, Parent, Managing Member, Richard Ruben or Blackacre shall take any action, corporate or otherwise, in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
(ii), or (iii) above; or (v) Borrower,

Parent, Managing Member, Richard Ruben or Blackacre shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

      (e) Judgments. One or more judgments or decrees shall be entered against Borrower, Parent, Managing Member, Richard Ruben or Blackacre involving a liability (not paid or fully covered by insurance or as to which the insurer has not acknowledged coverage) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

      (f) Loan Documents. Any Loan Document or any material provision thereof shall cease, for any reason, to be in full force and effect or any Loan Party or any Person acting by or on behalf of such Loan Party shall so assert; or

then, and in any such event, (A) if such event is an Event of Default specified in Section 6.01(d), the Commitment shall terminate and the Loan and the Note (together with accrued interest thereon) and all other Obligations shall immediately become due and payable, and (B) if such event is any other Event of Default, Lender may by notice to Borrower terminate the Commitment and/or declare the Loan and the Note (together with accrued interest thereon) and all other Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this
Section 6.01, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                           ARTICLE VII. MISCELLANEOUS

         SECTION 1.071. AMENDMENTS AND WAIVERS, ETC. Neither this Loan Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, modified, terminated or discharged except pursuant to a written instrument signed by Lender and each Loan Party thereto. No term or condition of this Loan Agreement nor any other Loan Document, nor any terms hereof or thereof may be waived except pursuant to a written instrument signed by Lender. Any such waiver and any such amendment, supplement, modification, termination and discharge shall be binding upon each Loan Party, Lender and all future holders of the Note. In the case of any waiver, each Loan Party and Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         SECTION 1.072. NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered, if sent by hand or by courier,
(b) when received, if sent by certified or registered mail return-receipt requested, postage prepaid, or (c) in the case of telecopy notice, when received with confirmation thereof, in each case, addressed to Lender or to Borrower, at their respective addresses set forth on

Appendix A hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holder of the Note.

         SECTION 1.073. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents and no course of dealing between any Loan Party and Lender shall operate as a waiver thereof; nor shall any single or partial exercise of, or abandonment or discontinuance of steps to enforce, any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and may be exercised singularly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or future action in any circumstances without notice or demand.

         SECTION 1.074. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Loan Agreement and the Note and the making of the Loan.

         SECTION 1.075. PAYMENT OF EXPENSES, ETC. Borrower agrees (a) whether or not the transactions herein contemplated are consummated, to pay or reimburse Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, or waiver under, this Loan Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and, except as set forth in Section 7.06(b), the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to Lender and the reasonable fees and expenses of all other consultants to Lender, (b) to pay or reimburse Lender for all its reasonable costs and expenses incurred in connection with the occurrence and continuance of any Default or Event of Default, the enforcement or preservation of any of its rights and remedies under this Loan Agreement, the other Loan Documents and any such other document and the collection of the Obligations or any portion thereof, in each case, including, without limitation, the reasonable fees and disbursements of counsel to Lender, and (c) to pay, indemnify, and hold Lender harmless from, any and all recording and filing fees and liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the other Loan Documents and any such other documents.

         SECTION 1.076. SUCCESSORS, TRANSFEREES AND ASSIGNS.

                  (a) This Loan Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Note and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Loan Agreement or any other Loan Document without the prior written consent of Lender, except pursuant to the Merger.

                  (b) Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell, assign, transfer, grant participations in, encumber or otherwise dispose of, all or any portion of its rights and obligations hereunder or under any other Loan Document (a "Transfer") without the prior consent of, or notice to, Borrower or any other Loan Party, in each case upon such terms and conditions as Lender shall determine; provided, that notwithstanding anything to the contrary contained herein, all costs and expenses of Lender or any Transferee incurred solely in connection with any Transfer (or any successor by operation of law) shall be for the account of Lender or any such Transferee, as such parties may agree, and neither Borrower nor any permitted assignee thereof shall have any liability for such costs and expenses.

                  (c) Borrower authorizes Lender to disclose to any participant, assignee, transferee and any prospective participant, assignee or transferee any and all financial and other information in Lender's possession concerning Borrower and its Affiliates which has been delivered to Lender by or on behalf of Borrower pursuant to this Loan Agreement or any other Loan Document or which has been delivered to Lender by or on behalf of Borrower; provided that any such participant, assignee, or transferee or potential participant, assignee or transferee agrees prior to any such disclosure in a writing executed by such Person and binding upon such Person and any Person to whom such disclosure is made in favor of, and delivered to, Borrower that it will not disclose without the prior written consent of Borrower (other than to its affiliates, directors, officers, employees, auditors or counsel) any information with respect to Borrower or its Affiliates which is furnished by Lender to such Person in connection with any Transfer or potential Transfer, except that any such Person may disclose any such information (i) as has become generally available to the public other than by a breach of this Section 7.06(c), (ii) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority (whether in the United States or elsewhere), (iii) as may be required or appropriate in response to any summons or subpoena or pursuant to any Requirement of Law applicable to such Person, or (iv) in connection with any Litigation arising out of or in connection with any Transfer or potential Transfer or this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby.

                  (d) Borrower agrees that within ten (10) days after Lender's request therefor Borrower shall cooperate with, and cause its Affiliates to cooperate with, Lender and shall execute and deliver, or cause to be executed and delivered, all such documents and instruments (including one or more amendments to the Loan Documents) as may be necessary, or in the opinion of Lender, or desirable, to give effect to any sale, assignment, transfer, participation, encumbrance or other


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



disposition by Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents.

                  (e) Unless a Transferee is approved by Borrower in writing, no Transferee shall be entitled to any greater payments or reimbursements under Sections 2.09 and 2.10 than would have been paid to Lender, or any Transferee thereof, in the absence of such transfer or assignment; provided, however, that in no event shall any such payment or reimbursement be in excess of the amount actually incurred by any Transferee under Sections 2.09 and 2.10.

         SECTION 1.077. RIGHT OF SET-OFF. In addition to any rights and remedies of Lender provided by law or otherwise, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, to set off, appropriate and apply against any amount becoming due and payable by Borrower hereunder or under the Note (whether at the stated maturity, by acceleration or otherwise) any deposits, credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off, appropriation and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off, appropriation and application.

         SECTION 1.078. COUNTERPARTS. This Loan Agreement may be executed by the parties to this Loan Agreement in any number of separate counterparts (including by telecopy), and all of said counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which shall together constitute one and the same instrument.

         SECTION 1.079. HEADINGS DESCRIPTIVE. The headings of the several Articles, Sections and subsections hereof are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.

         SECTION 7.10. SEVERABILITY. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 7.11. INTEGRATION. This Loan Agreement and the other Loan Documents to which Borrower is a party represent the agreement of Borrower and Lender with respect to the subject matter thereof, supersede all prior agreements of Borrower and Lender, including without limitation, the Commitment Letter, and there are no promises, undertakings, representations or warranties by Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents to which Borrower is a party.

         SECTION 7.12. GOVERNING LAW. THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         SECTION 7.13. SUBMISSION TO JURISDICTION; VENUE, ETC. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                  (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

                  (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN ANY SUCH COURT AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                  (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 7.02 OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO AND WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER WAIVES AND AGREES NOT TO PLEAD OR CLAIM THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE;

                  (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER
PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO SUE IN ANY
OTHER JURISDICTION; AND

                  (E) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION
OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT

OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

         SECTION 7.14. INDEMNITY.
(a) Borrower shall indemnify, defend, protect and hold harmless, each Indemnified Person (whether or not such Indemnified Person is a party to any legal proceeding) from and against all liabilities, losses, obligations, claims, damages, penalties, causes of action, suits or other legal proceedings (actual or threatened, judicial, administrative or arbitral), reasonable costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), and judgments (including, without limitation, strict liability in tort but excluding any liability for taxes other than Non-Excluded Taxes and, with respect to Non-Excluded Taxes, without duplication of any amounts paid by Borrower pursuant to Sections 2.09 and 2.10) (collectively "Losses") of any nature, directly or indirectly, arising out of, or relating to (i) this Loan Agreement, any other Loan Document or any Merger Document or any of the transactions contemplated hereby or thereby, including, without limitation, any pending or threatened Litigation in connection with the Merger Documents or the Loan Documents; or (ii) the inaccuracy, or alleged inaccuracy, as at any time made, of any representation or warranty of any Loan Party contained herein, in any Loan Document or in any Merger Document, or any violation, or alleged violation, of any provision of this Loan Agreement or any other Loan Document by any Loan Party or of any contract or agreement to which any Loan Party is bound or of any applicable Requirement of Law.

                  (b) Notwithstanding any provision of this Section 7.14 to the contrary, Borrower shall not indemnify and hold harmless any Indemnified Person under this Section 7.14 against any Loss (i) to the extent arising from the bad faith, gross negligence or willful misconduct of such Indemnified Person or
(ii) in respect of any claim brought by Lender against Borrower in respect of alleged inaccuracy or alleged violation described in Section 7.14(a)(ii) to the extent determined by a final non-appealable court of competent jurisdiction that Borrower is not liable in respect of the inaccuracy or violation so alleged. The indemnification provided in this Section 7.14 shall apply to Losses whenever arising, including, without limitation, Losses arising from events or conditions occurring prior to the Documentation Date. The indemnification provided in this Section 7.14 shall survive termination of this Loan Agreement and repayment of the Obligations. Borrower hereby agrees to the extent any undertaking to indemnify, pay or hold harmless Lender or any other Indemnified Person as provided in this Section 7.14 may be unenforceable in whole or in part because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permitted under applicable law.

                   (c) In case any claim, action, suit or proceeding
(a "Claim") is brought against any Indemnified Parties in respect of which indemnification may be sought by such Indemnified Parties pursuant to this
Section 7.14, such Indemnified Parties shall give notice thereof to Borrower, provided, however, that the failure of such Indemnified Parties to so notify Borrower shall not limit or affect such Indemnified Parties' rights to be indemnified pursuant to this Section

7.14, except to the extent the failure to give such notice materially and adversely prejudices Borrower's rights to defend such claim in accordance with the terms of this Section 7.14(c). Upon receipt of such notice of Claim, Borrower shall, at its sole cost and expense, diligently defend any such Claim with counsel reasonably satisfactory to such Indemnified Parties (it being understood that counsel selected by Borrower's insurance carrier shall be deemed to be acceptable to such Indemnified Parties provided such insurer is an acceptable insurer under this Agreement and the other Loan Documents or otherwise was accepted by Lender as an insurer), which counsel may, without limiting the rights of Indemnified Parties pursuant to the next succeeding sentence of this Section 7.14, also represent Borrower in such Claim. In the alternative, Indemnified Parties may elect to conduct their own defense through counsel of their own choosing, and at the expense of Borrower, if (A) such Indemnified Parties reasonably determine that the conduct of its defense by Borrower presents a conflict or potential conflict between Borrower and Lender that would make separate representation advisable or otherwise could be prejudicial to its interests, (B) Borrower refuses to defend or (C) Borrower shall have failed, in Lender's reasonable judgment, to diligently defend the Claim (or, if applicable, its insurance carrier). Borrower may settle any Claim against Indemnified Parties without such Indemnified Parties' consent, provided
(i) such settlement is without any liability, cost or expense or other Loss whatsoever to such Indemnified Parties, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Parties under any Requirement of Law, whether criminal or civil in nature, and (iii) Borrower obtains an effective written release of liability for such Indemnified Parties from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Parties, and a dismissal with prejudice with respect to all claims made by the party with whom such settlement is being made, with respect to any pending legal action or proceeding against such Indemnified Parties in connection with such Claim. If Indemnified Parties are conducting their own defense as provided above, Borrower shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Parties, and such Indemnified Parties shall not be required to obtain Borrower's consent to any such settlement. Nothing contained herein shall be construed as requiring any Indemnified Parties to expend funds or incur costs to defend any Claim in connection with the matters for which such Indemnified Parties are entitled to indemnification pursuant to this Section 7.14.

      SECTION 7.15. NO FIDUCIARY RELATIONSHIP; NO JOINT VENTURE. Borrower hereby acknowledges that (a) Lender has no fiduciary relationship with or duty to Borrower arising out of or in connection with this Loan Agreement or any other Loan Document, and the relationship between Borrower, on one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (b) no joint venture is created hereby or by any other Loan Document or otherwise exists by virtue of the transactions contemplated hereby or thereby between Borrower and Lender.

      SECTION 7.16. FUTURE RESTRUCTURING. Borrower hereby agrees to cooperate reasonably with Lender in any restructuring by Lender, or an Affiliate thereof, of the Loan, including, without limitation, the division of the Loan into two or more tranches or components, in order to access the capital markets. Such cooperation shall include the execution and delivery by Borrower of amendments, modifications or supplements to any Loan Document as requested by Lender that would not otherwise amend modify or supplement the terms hereof in a manner that would render such terms and conditions less favorable to Borrower, provided, that Borrower shall not be liable to Lender or any Transferee thereof or any Affiliate thereof for any such Person's costs and expenses incurred in connection therewith.

         SECTION 7.17. WAIVERS OF JURY TRIAL.  BORROWER AND LENDER
HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM RELATING TO THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         IN WITNESS WHEREOF, each party hereto has caused this Loan Agreement to be duly executed and delivered by a duly authorized officer thereof as of the day and year first above written.


                                     STARTT ACQUISITION, INC.


                                     By: /s/ Jonathan I. Mayblum
                                        ------------------------------------
                                     Name: Jonathan I. Mayblum
                                          ----------------------------------
                                     Title: President
                                           ---------------------------------

                                     CREDIT SUISSE FIRST BOSTON MORTGAGE
                                     CAPITAL LLC



                                     By: /s/ William Adamski
                                        ------------------------------------
                                     Name: William Adamski
                                          ----------------------------------
                                     Title: Authorized Signatory
                                           ---------------------------------

                                                                     APPENDIX A
                                                                             TO
                                                                 LOAN AGREEMENT

                    Notice Information and Wire Instructions

BORROWER:

         Startt Acquisition, Inc.
         c/o Lawrence Ruben Company, Inc.
         600 Madison Avenue
         20th Floor
         New York, New York 10022
         Attention: Jonathan A. Mayblum, Esq.
         Telecopy: (212) 319-5627
         Telephone: (212) 980-0910

         with a copy to:

                  Squadron, Ellenoff, Plesent & Sheinfeld LLP
                  551 Fifth Avenue
                  New York, New York 10176
                  Attention: Shalom Leaf, Esq.
                  Telecopy: (212) 697-6686
                  Telephone: (212) 476-8254

                  Wire Instructions:

                  The Chase Manhattan Bank
                  New York, NY 10001
                  ABA# 021 000 021
                  Credit Acct. #323-213057
                  ChaseMellon Shareholder Services, L.L.C.
                  (Reorg Acct/STARRETT)
                  Attention: Evelyn O'Connor
                  (201) 296-4515

LENDER:

         CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC
         Principal Transactions Group
         11 Madison Avenue
         New York, New York 10010
         Attention: William V. Adamski, Vice President
         Telecopy: (212) 325-8160
         Telephone: (212) 325-2439

         with a copy to:

                           Credit Suisse First Boston Mortgage Capital LLC Legal Department
                           11 Madison Avenue
                           New York, New York 10010
                           Attention: Colleen Graham
                           Telecopy:  (212) 325-8220
                           Telephone: (212) 325-7950

         with a copy to:

                           Pacific Mutual Insurance Company
                           700 Newport Center Drive
                           Newport Beach, California 92660
                           Attention:  Wendy Balden
                           Telecopy:  (714) 760-4356
                           Telephone: (714) 640-3911

                  Brown & Wood LLP
                  One World Trade Center
                  58th Floor
                  New York, New York 10048
                  Attention: Kenneth J. Kornblau, Esq.
                  Telecopy: (212) 839-5599
                  Telephone: (212) 839-5529

                  Wire Instructions:

                  Bank of America
                  San Francisco, CA
                  ABA #121-000-358
                  Account #1417106816
                  Account Name:     Pacific Life as Servicer
                                           for CS Boston

                                       2